EXHIBIT 99.1

Allied Capital Announces the Appointment of Marc F. Racicot
to the Company’s Board of Directors

Washington, DC – March 22, 2005 – Allied Capital (NYSE: ALD) today announced that Marc F. Racicot, former Governor of Montana, has been appointed to serve on Allied Capital’s Board of Directors effective immediately.

Mr. Racicot is currently a partner with Bracewell & Patterson, LLP a national law firm with practices encompassing business transactions, corporate restructuring, and governmental relations. Mr. Racicot previously served as Chairman of President George W. Bush’s re-election campaign committee from 2003 to 2004, and he was Chairman of the Republican National Committee from 2002 to 2003. Prior to that, he served as Governor of the state of Montana from 1993 to 2001, and Attorney General for the state of Montana from 1989 to 1992.

“Governor Racicot’s extensive experience and his understanding of bank finance and securities law will provide our Board with invaluable expertise,” noted Bill Walton, Chairman and CEO of Allied Capital. “We welcome Marc to Allied Capital and know that he will make considerable contributions to our company and our leadership team.”

As an independent director, Mr. Racicot will stand for election at the annual meeting of stockholders this year in May, and if elected will serve a three-year term; he was nominated by the Nominating/Corporate Governance Committee of the Board to serve on the board. With this new addition, the Board of Directors now has thirteen members, ten of whom are independent.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies with aggregate revenues of approximately $11 billion, supporting more than 100,000 jobs.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Allied Capital’s periodic filings with the Securities and Exchange Commission.